Exhibit (99)(a)
EXPERTS
The financial statements of Lincoln Benefit Life Company at December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.